Exhibit 99.1

           The Neiman Marcus Group Reports December Revenues

    DALLAS--(BUSINESS WIRE)--Jan. 5, 2006--The Neiman Marcus Group, Inc. announced the following preliminary Company-wide revenues:


                                  5 weeks ended
                           December 31,       January 1,
                               2005             2005         % Change
                       -------------------- -------------- -----------

Total Revenues             $650 million      $585 million        11.1%

Comparable Revenues        $631 million      $581 million         8.6%


    In the five-week December period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 5.3 percent. Revenue growth trends were the strongest in the Company's stores in the Southeast and West. The merchandise categories in the Specialty Retail Stores segment that performed well included women's contemporary sportswear and designer apparel, jewelry, designer handbags, beauty and men's.
    Comparable revenues at Neiman Marcus Direct in the five-week December period increased 25.4 percent. The top selling merchandise categories in the Direct Marketing segment included jewelry, shoes, handbags, women's apparel, men's, home decor and gifts.
    The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week second quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow, and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967